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SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)
 March 17, 2003

EasyLink Services Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	00-26371 (Commission File Number)	13-3787073 (I.R.S. Employer Identification No.)
33 Knightsbridge Road Piscataway, NJ 08854 (Address of principal executive offices)

Registrant's telephone number, including area code    (732) 906-2000

399 Thornall Street, 6th Floor
Edison, NJ 08837
Former Name or Former Address, if Changed Since Last Report

ITEM 5. OTHER EVENTS

EasyLink Brings Suit to Enjoin AT&T Sale of Promissory Note to PTEK Holdings

        On March 17, 2003, EasyLink Services Corporation commenced an action against AT&T Corp., PTEK Holdings, Inc. and Xpedite Systems, Inc. The suit seeks, among other things, to enjoin AT&T from selling an EasyLink promissory note held by AT&T to PTEK, to compel AT&T to participate in EasyLink's current debt restructuring and to enjoin Xpedite and PTEK from making false statements to EasyLink's customers and creditors regarding EasyLink and its financial position.

        EasyLink commenced this action in response to PTEK's February 28, 2003 announcement that it had entered into an agreement with AT&T to purchase 1,423,980 shares of outstanding Class A common stock of EasyLink held by AT&T and a promissory note of EasyLink held by AT&T. The promissory note, with a principal amount of $10,000,000, represents approximately 13% of the aggregate principal amount of debt that EasyLink has been seeking to restructure pursuant to its debt restructuring plan. EasyLink believes that if the sale of the note to PTEK is permitted to occur, EasyLink's current debt restructuring may be at substantial risk.

        This Report on Form 8-K may contain statements of a forward-looking nature relating to the future events or the future financial results of EasyLink. Investors are cautioned that such statements are only predictions and that actual events or results may differ materially. In evaluating such statements, investors should specifically consider the various factors that could cause actual events or results to differ materially from those indicated in such forward-looking statements. These include: the risk that we will be unable to complete the proposed restructuring of our outstanding debt on favorable terms and conditions or at all; historic and continuing losses; the need to raise additional capital; the ability to continue as a going concern being dependent upon the ability to generate sufficient cash flow to meet our obligations on a timely basis, to restructure our outstanding debt on favorable terms and conditions, to obtain additional financing or refinancing as may be required, and ultimately to achieve profitable operations; significant leverage; the ability to attract additional customers or to expand services sold to existing customers; the ability to successfully implement our business strategy; significant competition; the risks inherent in an acquisition strategy; the risks in inherent in integrating the STI and EasyLink businesses; and the risk of being delisted from Nasdaq. These and other risks and uncertainties are described in more detail in the Company's most recent prospectus filed with the Securities and Exchange Commission and in subsequent filings with the Securities and Exchange Commission.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 18, 2003

EASYLINK SERVICES CORPORATION
By:	/s/ THOMAS MURAWSKI Thomas Murawski, Chief Executive Officer and President

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  ITEM 5. OTHER EVENTS
SIGNATURE